COMPANY PRESS RELEASE
GEORGE RISK INDUSTRIES, INC.
FIRST QUARTER RESULTS


KIMBALL, NE --- SEPTEMBER 19, 2016 --- GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security industry, recorded net sales for the quarter ended July 31, 2016 to be $2,666,000. Net sales for the quarter ended July 31, 2015 were $2,855,000. Net income for the quarter ended
July 31, 2016 was $567,000, as compared to $722,000 for the corresponding quarter ending July 31, 2015. Earnings per share for the quarter ended July 31, 2016 was $0.11 per common share and $0.14 per common share for the quarter ended July 31, 2015.

The slight decrease in sales for the first quarter is indicative of the country's present economic decline, with worries of how our national election will unfold and there is competition that has made its way into the security industry distribution arena. Management is optimistic that sales will remain steady for the current fiscal year. Research and development of new products, plus our noted customer service remain our top priorities as we continue to sell, manufacture and expedite our quality American made products worldwide. George Risk Industries, Inc. is proud to be made in the U.S. A. and to con-tribute to the American workforce.

For many years the company has been able to keep operating expenses at less than 30% of net sales. In order to maintain this significant accomplishment, the company will keep a keen eye on several challenges which include the application of new hardware and software, the Affordable Care Act and its impending expenditures on the company and the necessity to engineer and manufacture newer wireless technology.

At George Risk Industries, Inc. latest Board of Directors meeting on
August 29, 2016, a dividend of $0.35 per common share was declared. This dividend will be paid to stockholders of record as of September 30, 2016 and be paid out by October31, 2016.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z wire cover, and hydro sensors. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.)

CONTACTS
STEPHANIE M. RISK-McELROY, PRESIDENT/CEO/CFO
308-235-4645
800-523-1223